4:00 p.m. ET January 30, 2017 (Marketwired)

Air Industries Group sells AMK Technical Services subsidiary to Meyer Tool Inc. of Cincinnati Ohio, and announces preliminary sales results for 2016.

HAUPPAUGE, NY -- (Marketwired – January 30, 2017) – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (NYSE MKT: AIRI) (“Air Industries” or the “Company”), announced today that it sold its AMK Technical Services subsidiary to Meyer Tool of Cincinnati Ohio.

Separately, Air Industries announced that revenues for the year ended December 31, 2016 were approximately $ 66.8 million, approximately $ 14 million less than for the prior year.

Air Industries Group’s President and CEO, Dan Godin commented “Earlier this year we announced that we were collaborating with Meyer Tool, co-locating AMK at Meyer Tool’s site in Poland and eventually in Greenville South Carolina. As that collaboration developed Meyer Tool expressed an interest in acquiring AMK. While the operations and capabilities of AMK are complementary they are not identical to our core business of producing complex machined aerospace hardware. The divestment of AMK allows Air Industries to focus management and other resources on its core business. Meyer Tool will remain a customer of Air Industries and we hope and expect that our relationship with them will continue to grow in the future.

As we have previously announced, sales results for 2016 were disappointing and a significant decline from the prior year. This decline resulted largely from delays in developing new programs and products, plus a few operational execution issues in our largest sector. During the last half of 2016 we made significant changes in management at several of our subsidiaries to address this and strengthen our New Product Introduction (NPI) process and Operational Excellence.

Against this disappointment I am pleased to announce that our new business development activities for 2016 were very encouraging with bookings of new business increasing by $ 9 million, or 13%, to approximately $ 80 million s. Our firm 18-month backlog also increased by more than $ 12 million, or 16%, and is now more than $ 90 million.”

For additional information, please call 631.881.4913 or by email to: ir@airindustriesgroup.com

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE MKT: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 50 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize projected EBITDA, firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the ability to consummate contemplated acquisitions, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.